NEWS RELEASE
July 22, 2021

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND PERIOD ENDED JUNE 30, 2021

2nd Quarter 2021 Highlights:
•Net income of $77.6 million, an increase of $14.2 million, or 22 percent, over the prior year second quarter net income of $63.4 million.
•Diluted earnings per share of $0.81, an increase of 23 percent from the prior year second quarter diluted earnings per share of $0.66.
•Total assets crossed $20 billion during the current quarter ending at $20.488 billion at June 30, 2021.
•The loan portfolio, excluding the Payroll Protection Program (“PPP”) loans, increased $249 million, or 10 percent annualized, in the current quarter.
•Core deposits increased $669 million, or 17 percent annualized, during the current quarter.
•Early stage delinquencies (accruing loans 30-89 days past due) of $12.1 million at June 30, 2021 decreased $32.5 million from the prior quarter and decreased $13.1 million from the prior year second quarter.
•An improved economic outlook drove a credit loss benefit of $5.7 million in the current quarter.
•The Company funded 1,947 new PPP loans for $67.6 million during the current quarter.
•The Company received $350 million in PPP loan forgiveness from the U.S. Small Business Administration (“SBA”) during the current quarter.
•Declared a quarterly dividend of $0.32 per share, an increase of $0.01 per share, or 3 percent, over the prior quarter regular dividend. The Company has declared 145 consecutive quarterly dividends and has increased the dividend 48 times.
•The Company announced the signing of definitive agreement to acquire Altabancorp, the parent company of Altabank, a community bank based in American Fork, Utah, with total assets of $3.522 billion. Altabank, was recently honored with the prestigious Utah Best of State Bank Award in the Community Banking category which marked its second consecutive year for receiving the award. This will be the largest Bank acquisition in the Company’s history and its 24th acquisition since 2000.

First Half 2021 Highlights:
•Net income of $158 million for the first half of 2021, an increase of $51.6 million, or 48 percent, over the prior year first half of 2020 net income of $107 million.
•Diluted earnings per share of $1.66, an increase of 47 percent from the prior year first six months diluted earnings per share of $1.13.
•The loan portfolio, excluding the PPP loans, increased $330 million, or 6 percent annualized, in the first half of 2021.
•Core deposits increased $1.975 billion, or 27 percent annualized, during the first six months of 2021.
•The Company funded 8,525 PPP loans in the amount of $555 million during the first half of 2021.
•The Company received $776 million in PPP loan forgiveness from the U.S. Small Business Administration (“SBA”) during the first half of 2021.
•Dividends declared in the first half of 2021 of $0.63 per share, an increase of $0.05 per share, or 9 percent, over the prior year dividends of $0.58 per share.
Financial Summary

	At or for the Three Months ended			At or for the Six Months ended
(Dollars in thousands, except per share and market data)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Operating results
Net income	$77,627	80,802	63,444	158,429	106,783
Basic earnings per share	$0.81	0.85	0.67	1.66	1.13
Diluted earnings per share	$0.81	0.85	0.66	1.66	1.13
Dividends declared per share	$0.32	0.31	0.29	0.63	0.58
Market value per share
Closing	$55.08	57.08	35.29	55.08	35.29
High	$63.05	67.35	46.54	67.35	46.54
Low	$52.99	44.55	30.30	44.55	26.66
Selected ratios and other data
Number of common stock shares outstanding	95,507,234	95,501,819	95,409,061	95,507,234	95,409,061
Average outstanding shares - basic	95,505,877	95,465,801	95,405,493	95,485,839	94,346,582
Average outstanding shares - diluted	95,580,904	95,546,922	95,430,403	95,565,591	94,395,930
Return on average assets (annualized)	1.55%	1.73%	1.57%	1.64%	1.42%
Return on average equity (annualized)	13.25%	14.12%	11.68%	13.68%	10.15%
Efficiency ratio	49.92%	46.75%	47.54%	48.31%	50.86%
Dividend payout ratio	39.51%	36.47%	43.28%	37.95%	51.33%
Loan to deposit ratio	67.64%	70.72%	86.45%	67.64%	86.45%
Number of full time equivalent employees	2,987	2,994	2,954	2,987	2,954
Number of locations	194	193	192	194	192
Number of ATMs	250	250	251	250	251

KALISPELL, Mont., Jul 22, 2021 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $77.6 million for the current quarter, an increase of $14.2 million, or 22 percent, from the $63.4 million of net income for the prior year second quarter. Diluted earnings per share for the current quarter was $0.81 per share, an increase of 23 percent from the prior year second quarter diluted earnings per share of $0.66. “We are pleased to see solid loan and deposit growth with an improving economic outlook,” said Randy Chesler, President and Chief Executive Officer. “The Glacier team has done an excellent job getting back to business and taking care of customers as our markets see increased activity with our summer season in full swing.”

Net income for the six months ended June 30, 2021 was $158.4 million, an increase of $51.6 million, or 48 percent, from the $106.8 million net income from the first six months in the prior year. Diluted earnings per share for the first half of the current year was $1.66 per share, an increase of 47 percent, from the diluted earnings per share of $1.13 for the same period last year.

In May 2021, the Company announced the signing of definitive agreement to acquire Altabancorp, the parent company of Altabank, a community bank based in American Fork, Utah (collectively, “Alta”). Alta provides banking services to individuals and businesses in Utah with twenty-five banking offices from Preston, Idaho to St. George, Utah. As of March 31, 2021, Alta had total assets of $3.522 billion, total loans of $1.797 billion and total deposits of $3.159 billion. The acquisition is subject to required regulatory approvals and other customary conditions of closing and is expected to be completed in the fourth quarter of 2021. Upon closing of the transaction, Alta will become the Company’s seventeenth Bank division.

Asset Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Cash and cash equivalents	$921,207	878,450	633,142	547,610	42,757	288,065	373,597
Debt securities, available-for-sale	6,147,143	5,853,315	5,337,814	3,533,950	293,828	809,329	2,613,193
Debt securities, held-to-maturity	1,024,730	588,751	189,836	203,275	435,979	834,894	821,455
Total debt securities	7,171,873	6,442,066	5,527,650	3,737,225	729,807	1,644,223	3,434,648
Loans receivable
Residential real estate	734,838	745,097	802,508	903,198	(10,259)	(67,670)	(168,360)
Commercial real estate	6,584,322	6,474,701	6,315,895	6,047,692	109,621	268,427	536,630
Other commercial	2,932,419	3,100,584	3,054,817	3,547,249	(168,165)	(122,398)	(614,830)
Home equity	648,800	625,369	636,405	654,392	23,431	12,395	(5,592)
Other consumer	337,669	324,178	313,071	300,847	13,491	24,598	36,822
Loans receivable	11,238,048	11,269,929	11,122,696	11,453,378	(31,881)	115,352	(215,330)
Allowance for credit losses	(151,448)	(156,446)	(158,243)	(162,509)	4,998	6,795	11,061
Loans receivable, net	11,086,600	11,113,483	10,964,453	11,290,869	(26,883)	122,147	(204,269)
Other assets	1,308,353	1,336,553	1,378,961	1,330,944	(28,200)	(70,608)	(22,591)
Total assets	$20,488,033	19,770,552	18,504,206	16,906,648	717,481	1,983,827	3,581,385

Total debt securities of $7.172 billion at June 30, 2021 increased $730 million, or 11 percent, during the current quarter and increased $3.435 billion, or 92 percent, from the prior year second quarter. The Company continues to purchase debt securities with excess liquidity from the increase in core deposits and SBA forgiveness of PPP loans. Debt securities represented 35 percent of total assets at June 30, 2021 compared to 30 percent of total assets at December 30, 2020 and 22 percent of total assets at June 30, 2020.

The loan portfolio of $11.238 billion at June 30, 2021 decreased $31.9 million, or 28 basis points, in the current quarter. Excluding the PPP loans, the loan portfolio increased $249 million, or 10 percent annualized, during the current quarter with the largest increase in other commercial loans which increased $113 million.

The loan portfolio decreased $215 million, or 2 percent, from the prior year second quarter. Excluding the PPP loans, the loan portfolio increased $517 million, or 5 percent, from the prior year second quarter with the largest increase in commercial real estate loans which increased $537 million, or 9 percent.

Credit Quality Summary

	At or for the Six Months ended	At or for the Three Months ended	At or for the Year ended	At or for the Six Months ended
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Allowance for credit losses
Balance at beginning of period	$158,243	158,243	124,490	124,490
Impact of adopting CECL	—	—	3,720	3,720
Acquisitions	—	—	49	49
Provision for credit losses	(5,234)	489	37,637	36,296
Charge-offs	(5,946)	(4,246)	(13,808)	(5,235)
Recoveries	4,385	1,960	6,155	3,189
Balance at end of period	$151,448	156,446	158,243	162,509
Provision for credit losses
Loan portfolio	$(5,234)	489	37,637	36,296
Unfunded loan commitments	(371)	(441)	2,128	(182)
Total provision for credit losses	$(5,605)	48	39,765	36,114
Other real estate owned	$771	2,965	1,744	4,743
Accruing loans 90 days or more past due	4,220	3,733	1,725	6,071
Non-accrual loans	48,050	29,887	31,964	35,157
Total non-performing assets	$53,041	36,585	35,433	45,971
Non-performing assets as a percentage of subsidiary assets	0.26%	0.19%	0.19%	0.27%
Allowance for credit losses as a percentage of non-performing loans	290%	465%	470%	394%
Allowance for credit losses as a percentage of total loans	1.35%	1.39%	1.42%	1.42%
Net charge-offs as a percentage of total loans	0.01%	0.02%	0.07%	0.02%
Accruing loans 30-89 days past due	$12,076	44,616	22,721	25,225
Accruing troubled debt restructurings	$37,667	41,345	42,003	41,759
Non-accrual troubled debt restructurings	$3,179	4,702	3,507	8,204
U.S. government guarantees included in non-performing assets	$4,186	2,778	3,011	3,305

Non-performing assets of $53.0 million at June 30, 2021 increased $16.5 million, over the prior quarter and was primarily isolated to one credit relationship. Non-performing assets increased $7.1 million, or 15 percent, over the prior year second quarter. Non-performing assets as a percentage of subsidiary assets at June 30, 2021 was 0.26 percent. Excluding the government guaranteed PPP loans, the non-performing assets as a percentage of subsidiary assets at June 30, 2021 was 0.27 percent, an increase of 8 basis points from the prior quarter and 3 basis points decrease from the prior year second quarter.

Early stage delinquencies (accruing loans 30-89 days past due) of $12.1 million at June 30, 2021 decreased $32.5 million from the prior quarter with a large portion of the decrease primarily isolated to one credit relationship which moved to non-accrual at June 30, 2021. Early stage delinquencies decreased $13.1 million from the prior year second quarter. Early stage delinquencies as a percentage of loans at June 30, 2021 was 0.11 percent, which was a decrease of 29 basis points from prior quarter and an 11 basis points decrease from prior year second quarter. Excluding PPP loans, early stage delinquencies as a percentage of loans at June 30, 2021 was 0.11 percent, which was a decrease of 32 basis points from prior quarter and a 14 basis points decrease from prior year second quarter.

The current quarter provision for credit loss benefit on loans of $5.7 million was a decrease of $6.2 million from the prior quarter provision for credit loss expense of $489 thousand and a $19.3 million decrease from the prior year second quarter provision for credit loss expense of $13.6 million. The higher levels of provision for credit losses in the prior year second quarter were driven by negative economic forecasts due to COVID-19. The lower levels in the current quarter related to improvement in the economic forecasts.

The allowance for credit losses on loans (“ACL”) as a percentage of total loans outstanding at June 30, 2021 was 1.35 percent which was a 4 basis points decrease compared to the prior quarter. Excluding the PPP loans, the ACL as percentage of loans was 1.43 percent compared to 1.51 percent in the prior quarter and 1.62 percent in the prior year second quarter.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net (Recoveries) Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Second quarter 2021	$(5,723)	$(725)	1.35%	0.11%	0.26%
First quarter 2021	489	2,286	1.39%	0.40%	0.19%
Fourth quarter 2020	(1,528)	4,781	1.42%	0.20%	0.19%
Third quarter 2020	2,869	826	1.42%	0.15%	0.25%
Second quarter 2020	13,552	1,233	1.42%	0.22%	0.27%
First quarter 2020	22,744	813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%

Net recoveries for the current quarter were $725 thousand compared to net charge-offs of $2.3 million for the prior quarter and net charge-offs $1.2 million from the same quarter last year. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the provision for credit losses for loans.

In response to COVID-19, the Company modified 3,054 for $1.515 billion during the second quarter of 2020. These modifications were primarily short-term payment deferrals under six months. During the second half of 2020, the majority of the modified loan deferral periods expired, and the loans returned to regular payment status. As of June 30, 2021, $46.7 million of the modifications remain in the deferral period. In addition the state of Montana created the Montana Loan Deferment Program for only Montana-based businesses and was implemented only in the third quarter of 2020. Cares Act Funds were used to provide interest payments upfront and directly to lenders on behalf of participating borrowers to convert existing commercial loans to interest only status, resulting in the deferral of principal and interest for a period of six to twelve months. As of June 30, 2021, the Company had $105 million in eligible loans benefiting from this grant programs compared to $272 million in the prior quarter.

PPP Loans

	Three Months ended			Six Months ended
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
PPP interest income	$10,328	13,523	7,304	23,851	7,304
Deferred compensation on originating PPP loans	1,522	5,213	8,412	6,735	8,412
Total PPP income impact	$11,850	18,736	15,716	30,586	15,716

(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
PPP Round 1 loans	$176,498	489,208	909,173	1,426,746
PPP Round 2 loans	518,107	486,583	—	—
Total PPP loans	694,605	975,791	909,173	1,426,746

Net remaining fees - Round 1	1,313	6,244	17,605	40,590
Net remaining fees - Round 2	22,694	21,890	—	—
Total net remaining fees	$24,007	28,134	17,605	40,590

The SBA Round 2 PPP program ended in early May after the available funds were fully drawn upon. During the current quarter, the Company originated $67.6 million of Round 2 PPP loans which generated $5.6 million of SBA deferred processing fees and $1.5 million of deferred compensation costs for total net deferred fees of $4.1 million. During the first half of 2021, the Company originated $555 million of Round 2 PPP loans which generated $33.2 million of SBA deferred processing fees and $6.7 million of deferred compensation costs for total net deferred fees of $26.5 million.

During the current year, the SBA processing fees received on Round 2 averaged 5.99 percent which compared to the average of 3.75 percent received on Round 1 in the prior year. The increase in the fees received was the result of an increase in the number of smaller loans which receive a higher percentage fee and the change in the SBA fee schedule for loans under $50 thousand.

The Company continued to submit applications to the SBA for Round 1 PPP loan forgiveness and also began submitting forgiveness applications for Round 2. As of June 30, 2021, the Company had $176 million or 12 percent of the $1.472 billion of Round 1 PPP loans originated in the prior year and had $518 million or 93 percent of the $555 million of Round 2 PPP loans originated in the current year.

The Company recognized $10.3 million of interest income (including deferred fees and costs) from the Round 1 and Round 2 PPP loans in the current quarter. The income recognized in the current quarter included $6.0 million acceleration of net deferred fees in interest income resulting from the SBA forgiveness of loans. Net deferred fees remaining on the balance of the PPP loans at June 30, 2021 were $24.0 million, which will be recognized into interest income over the remaining life of the loans or when the loans are forgiven in whole or in part by the SBA.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Deposits
Non-interest bearing deposits	$6,307,794	6,040,440	5,454,539	5,043,704	267,354	853,255	1,264,090
NOW and DDA accounts	4,151,264	4,035,455	3,698,559	3,113,863	115,809	452,705	1,037,401
Savings accounts	2,346,129	2,206,592	2,000,174	1,756,503	139,537	345,955	589,626
Money market deposit accounts	2,990,021	2,817,708	2,627,336	2,403,641	172,313	362,685	586,380
Certificate accounts	939,563	965,986	978,779	995,536	(26,423)	(39,216)	(55,973)
Core deposits, total	16,734,771	16,066,181	14,759,387	13,313,247	668,590	1,975,384	3,421,524
Wholesale deposits	26,121	38,143	38,142	68,285	(12,022)	(12,021)	(42,164)
Deposits, total	16,760,892	16,104,324	14,797,529	13,381,532	656,568	1,963,363	3,379,360
Repurchase agreements	995,201	996,878	1,004,583	881,227	(1,677)	(9,382)	113,974
Federal Home Loan Bank advances	—	—	—	37,963	—	—	(37,963)
Other borrowed funds	33,556	33,452	33,068	32,546	104	488	1,010
Subordinated debentures	132,540	132,499	139,959	139,917	41	(7,419)	(7,377)
Other liabilities	211,889	208,014	222,026	229,748	3,875	(10,137)	(17,859)
Total liabilities	$18,134,078	17,475,167	16,197,165	14,702,933	658,911	1,936,913	3,431,145

Core deposits of $16.735 billion as of June 30, 2021 increased $669 million, or 17 percent annualized, from the prior quarter and increased $3.422 billion, or 26 percent, from the prior year second quarter. Non-interest bearing deposits of $6.308 billion as of June 30, 2021 increased $267 million, or 4 percent, from the prior quarter and increased $1.264 billion, or 25 percent, from the prior year second quarter. The last fifteen months unprecedented increase in deposits resulted from a number of factors including the PPP loan proceeds deposited by customers, federal stimulus deposits and the increase in customer savings. Non-interest bearing deposits were 38 percent of total core deposits at June 30, 2021 compared to 37 percent of total core deposits at December 31, 2020 and 38 percent at June 30, 2020.

During the prior quarter, the Company paid off $7.5 million of subordinated debt. The low levels of borrowings, including wholesale deposits and Federal Home Loan Bank (“FHLB”) advances, reflected the significant increase in core deposits which funded the asset growth.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Common equity	$2,263,513	2,215,465	2,163,951	2,073,806	48,048	99,562	189,707
Accumulated other comprehensive income	90,442	79,920	143,090	129,909	10,522	(52,648)	(39,467)
Total stockholders’ equity	2,353,955	2,295,385	2,307,041	2,203,715	58,570	46,914	150,240
Goodwill and core deposit intangible, net	(564,546)	(567,034)	(569,522)	(574,088)	2,488	4,976	9,542
Tangible stockholders’ equity	$1,789,409	1,728,351	1,737,519	1,629,627	61,058	51,890	159,782

Stockholders’ equity to total assets	11.49%	11.61%	12.47%	13.03%
Tangible stockholders’ equity to total tangible assets	8.98%	9.00%	9.69%	9.98%
Book value per common share	$24.65	24.03	24.18	23.10	0.62	0.47	1.55
Tangible book value per common share	$18.74	18.10	18.21	17.08	0.64	0.53	1.66

Tangible stockholders’ equity of $1.789 billion at June 30, 2021 increased $61.1 million, or 4 percent, from the prior quarter and was the result of earnings retention coupled with an increase in other comprehensive income. Tangible stockholders’ equity of at June 30, 2021 increased $160 million, or 10 percent, from the prior year second quarter and was due to earnings retention that more than offset the decrease in other comprehensive income. Tangible book value per common share of $18.74 at the current quarter end increased $0.64 per share, or 4 percent, from the prior quarter and increased $1.66 per share, or 10 percent, from a year ago.

Cash Dividends
On June 30, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.32 per share, an increase of $0.01 per share, or 3 percent, over the prior quarter regular dividend. The dividend was payable July 22, 2021 to shareholders of record on July 13, 2021. The dividend was the 145th consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended June 30, 2021
Compared to March 31, 2021, and June 30, 2020

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Net interest income
Interest income	$159,956	161,552	155,404	(1,596)	4,552
Interest expense	4,487	4,740	7,185	(253)	(2,698)
Total net interest income	155,469	156,812	148,219	(1,343)	7,250
Non-interest income
Service charges and other fees	13,795	12,792	11,366	1,003	2,429
Miscellaneous loan fees and charges	2,923	2,778	1,682	145	1,241
Gain on sale of loans	16,106	21,624	25,858	(5,518)	(9,752)
(Loss) gain on sale of investments	(61)	284	128	(345)	(189)
Other income	2,759	2,643	2,190	116	569
Total non-interest income	35,522	40,121	41,224	(4,599)	(5,702)
Total income	190,991	196,933	189,443	(5,942)	1,548
Net interest margin (tax-equivalent)	3.44%	3.74%	4.12%

Net Interest Income
The current quarter net interest income of $155 million decreased $1.3 million, or 86 basis points, over the prior quarter and increased $7.3 million, or 5 percent, from the prior year second quarter. The current quarter interest income of $160 million decreased $1.6 million, or 1 percent, compared to the prior quarter due to a decrease in interest income from the PPP loans. The current quarter interest income increased $4.6 million, or 3 percent, over the prior year second quarter due to an increase in interest income from the PPP loans and debt securities. The interest income (which included deferred fees and deferred costs) from the PPP loans was $10.3 million in the current quarter and $13.5 million in the prior quarter and $7.3 million in the prior year second quarter. Excluding the PPP loans, net interest income was $150 million in the current quarter compared to $148 million in the prior quarter and $145 million in the prior year second quarter.

The current quarter interest expense of $4.5 million decreased $253 thousand, or 5 percent, over the prior quarter and decreased $2.7 million, or 38 percent, over the prior year second quarter primarily as result of a decrease in deposit rates along with a shift in funding liabilities to low cost deposits. During the current quarter, the total cost of funding (including non-interest bearing deposits) of 10 basis points declined 2 basis points from the prior quarter and declined 10 basis points from the prior year second quarter with both decreases driven by a decrease in rates in deposits and borrowings.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.44 percent compared to 3.74 percent in the prior quarter and 4.12 in the prior year second quarter. The core net interest margin, excluding 3 basis points of discount accretion, 1 basis point from non-accrual interest and 7 basis points increase from the PPP loans, was 3.33 percent compared to 3.56 in the prior quarter and 4.21 percent in the prior year second quarter. The core net interest margin decreased 23 basis points in the current quarter and decreased 88 basis points from the prior year second quarter due to a decrease in earning asset yields. Earning asset yields have decreased due to the combined impact of the significant increase in the debt securities and the decrease in yields on both loans and debt securities. Debt securities comprised 39.4 percent of the earning assets during the current quarter compared to 35.7 percent in the prior quarter and 24.6 percent in the prior year second quarter.

Non-interest Income
Non-interest income for the current quarter totaled $35.5 million which was a decrease of $4.6 million, or 11 percent, over the prior quarter and a decrease of $5.7 million, or 14 percent, over the same quarter last year. Service charges and other fees increased $1.0 million from the prior quarter and increased $2.4 million from the prior year second quarter as a result of increased customer accounts and transaction activity. Miscellaneous loan fees and charges of $2.9 million in the current quarter increased $1.2 million, or 74 percent, from the prior year second quarter and was primarily driven by increases in loan servicing income and credit card interchange fees due to increased activity.

Gain on the sale of loans of $16.1 million for the current quarter decreased $5.5 million, or 26 percent, compared to the prior quarter and decreased $9.8 million, or 38 percent, from the prior year second quarter. The current quarter mortgage activity was lower than prior periods, but still remained at historically elevated levels.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Compensation and employee benefits	$64,109	62,468	57,981	1,641	6,128
Occupancy and equipment	9,208	9,515	9,357	(307)	(149)
Advertising and promotions	2,906	2,371	2,138	535	768
Data processing	5,661	5,206	5,042	455	619
Other real estate owned	48	12	75	36	(27)
Regulatory assessments and insurance	1,702	1,879	1,037	(177)	665
Core deposit intangibles amortization	2,488	2,488	2,613	—	(125)
Other expenses	13,960	12,646	16,521	1,314	(2,561)
Total non-interest expense	$100,082	96,585	94,764	3,497	5,318

Total non-interest expense of $100 million for the current quarter increased $3.5 million, or 4 percent, over the prior quarter and increased $5.3 million, or 6 percent, over the prior year second quarter. Excluding deferred compensation from originating PPP loans, total non-interest expense was $102 million for the current and prior quarter compared to $103 million in the prior year second quarter. Compensation and employee benefits increased $1.6 million, or 3 percent, from the prior quarter and increased $6.1 million from the prior year second quarter which was primarily driven by the decrease in deferred compensation on originating PPP loans. Deferred compensation from originating PPP loans was $1.5 million in the current quarter compared to $5.2 million in the prior quarter and $8.4 million in the prior year second quarter.

Regulatory assessment and insurance increased $665 thousand from the prior year second quarter primarily due to an accrual adjustment for the State of Montana regulatory semi-annual assessment which was waived for the first half of 2020. Other expenses of $14.0 million, increased $1.3 million, or 10 percent, from the prior quarter and decreased $2.6 million, or 16 percent, from the prior year second quarter with such changes driven by acquisition-related expenses. Current quarter other expenses included acquisition-related expenses of $1.1 million in the current quarter compared to $104 thousand in the prior quarter and $3.7 million in the prior year second quarter.

Federal and State Income Tax Expense
Tax expense during the second quarter of 2021 was $18.9 million, a decrease of $563 thousand, or 3 percent, compared to the prior quarter and an increase of $4.6 million, or 32 percent, from the prior year second quarter. The effective tax rate in the current quarter was 19.6 compared to 19.4 in the prior quarter and 18.4 percent in the prior year second quarter.

Efficiency Ratio
The efficiency ratio was 49.92 percent in the current quarter and 46.75 percent in the prior quarter and 47.54 in the prior year second quarter. “Once again, the Bank divisions were excellent in controlling non-interest expenses,” said Ron Copher, Chief Financial Officer. Excluding the impact from the PPP loans, the efficiency ratio would have been 53.53 percent in the current quarter compared to 52.89 percent in the prior quarter. The 64 basis points increase from the prior quarter was due to the decrease in gain on sale of loans in the current quarter. Excluding the impact of PPP loans, the current quarter efficiency ratio was a decrease of 39 basis points from the prior year second quarter efficiency ratio of 53.92 percent.

Operating Results for Six Months Ended June 30, 2021
Compared to June 30, 2020

Income Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2021	Jun 30, 2020	$ Change	% Change
Net interest income
Interest income	$321,508	$298,269	$23,239	8%
Interest expense	9,227	15,681	(6,454)	(41)%
Total net interest income	312,281	282,588	29,693	11%
Non-interest income
Service charges and other fees	26,587	25,386	1,201	5%
Miscellaneous loan fees and charges	5,701	2,967	2,734	92%
Gain on sale of loans	37,730	37,720	10	—%
Gain on sale of investments	223	991	(768)	(77)%
Other income	5,402	7,432	(2,030)	(27)%
Total non-interest income	75,643	74,496	1,147	2%
Total Income	$387,924	$357,084	$30,840	9%
Net interest margin (tax-equivalent)	3.58%	4.23%

Net Interest Income
Net-interest income of $312 million for the first half of 2021 increased $29.7 million, or 11 percent, over the same period in 2020. Interest income of $322 million for the first six months of the current year increased $23.2 million, or 8 percent, from the prior year and was primarily attributable to a $19.3 million increase in income from commercial loans, including $16.5 million from the PPP loans. Additionally, interest income on debt securities increased $9.2 million, or 20 percent, over the prior year which resulted from the increased volume of debt securities. Interest expense of $9.2 million for the first half of 2021 decreased $6.5 million, or 41 percent over the prior year primarily as a result of a decrease in the cost of deposits. The total funding cost (including non-interest bearing deposits) for the first six months of 2021 was 11 basis points, which decreased 14 basis points compared to 25 basis points in first six months of 2020.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, during the first half of 2021 was 3.58 percent, a 65 basis points decrease from the net interest margin of 4.23 percent for the same period in the prior year. The core net interest margin, excluding 4 basis points of discount accretion, 1 basis point of non-accrual interest and 10 basis points increase from the PPP loans, was 3.43 which was an 83 basis point decrease from the core margin of 4.26 percent in the prior year. Although the Company was successful in reducing the total cost of funding, it was not enough to outpace the decrease in yields on loans and debt securities driven by the current interest rate environment and the shift in the earning asset mix to lower yielding debt securities.

Non-interest Income
Non-interest income of $75.6 million for the first half of 2021 increased $1.1 million, or 2 percent, over the same period last year. Service charges and other fees of $26.6 million for the first six months of 2021 increased $1.2 million, or 5 percent, from prior year as a result of a additional fees from increased customer accounts and transaction activity. Miscellaneous loan fees and charges increased $2.7 million, or 92 percent, driven by increases in loan servicing income and credit card interchange fees due to increased activity. Other income of $5.4 million decreased $2.0 million from the prior year and was primarily the result of a gain of $2.4 million on the sale of a former branch building in the first quarter of 2020.

Non-interest Expense Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2021	Jun 30, 2020	$ Change	% Change
Compensation and employee benefits	$126,577	$117,641	$8,936	8%
Occupancy and equipment	18,723	18,576	147	1%
Advertising and promotions	5,277	4,625	652	14%
Data processing	10,867	10,324	543	5%
Other real estate owned	60	187	(127)	(68)%
Regulatory assessments and insurance	3,581	2,127	1,454	68%
Core deposit intangibles amortization	4,976	5,146	(170)	(3)%
Other expenses	26,606	31,625	(5,019)	(16)%
Total non-interest expense	$196,667	$190,251	$6,416	3%

Total non-interest expense of $197 million for the first half of 2021 increased $6.4 million, or 3 percent, over the prior year first half. Compensation and employee benefits for the first six months of 2021 increased $8.9 million, or 8 percent, from last year due to the increased number of employees from organic growth, increased real estate commissions, increased performance-related compensation and annual salary increases. Regulatory assessment and insurance for the first half of 2021 increased $1.5 million from the prior year same period primarily as a result of the State of Montana waiving the first semi-annual regulatory assessment of 2020 and Small Bank assessment credits applied by the FDIC in the first quarter of 2020. Other expenses of $26.6 million, decreased $5.0 million, or 16 percent, from the prior year, primarily from a decrease in acquisition-related expenses. Acquisition-related expenses were $1.1 million in the current year compared to $6.5 million in the prior year.

Provision for Credit Losses
The provision for credit loss benefit was $5.6 million for the first six months of 2021, including provision for credit loss benefit of $5.2 million on the loan portfolio and credit loss benefit of $371 thousand on unfunded loan commitments. The provision for credit loss benefit of $5.2 million on the loan portfolio in the current year decreased $41.5 million over the provision for credit loss expense of $36.3 million in the prior year which was primarily attributable to changes in the economic forecast related to COVID-19. Net charge-offs during the current year were $1.6 million compared to $2.0 million during the prior year.

Federal and State Income Tax Expense
Tax expense of $38.4 million in the first six months of 2021 increased $14.5 million, or 61 percent, over the prior year same period. The effective tax rate for 2021 was 19.5 percent compared to 18.3 percent in the prior year.

Efficiency Ratio
The efficiency ratio was 48.31 percent for the first six months of 2021 compared to 50.86 percent for the same period last year. Excluding the impact from the PPP loans, the efficiency ratio was 53.21 in 2021 compared to 54.21 in 2020 with the improvement driven by an increase in investment interest income and a decrease in deposit interest expense.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the those signaled by the Biden Administration, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;
•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;
•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;
•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, July 23, 2021. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 7591544. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/nsp6p5ro. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 7591544 by July 30, 2021.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NASDAQ:GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Assets
Cash on hand and in banks	$272,363	227,745	227,108	212,681
Interest bearing cash deposits	648,844	650,705	406,034	334,929
Cash and cash equivalents	921,207	878,450	633,142	547,610
Debt securities, available-for-sale	6,147,143	5,853,315	5,337,814	3,533,950
Debt securities, held-to-maturity	1,024,730	588,751	189,836	203,275
Total debt securities	7,171,873	6,442,066	5,527,650	3,737,225
Loans held for sale, at fair value	98,410	118,731	166,572	115,345
Loans receivable	11,238,048	11,269,929	11,122,696	11,453,378
Allowance for credit losses	(151,448)	(156,446)	(158,243)	(162,509)
Loans receivable, net	11,086,600	11,113,483	10,964,453	11,290,869
Premises and equipment, net	315,573	322,354	325,335	326,005
Other real estate owned	771	2,965	1,744	4,743
Accrued interest receivable	70,452	79,331	75,497	77,363
Core deposit intangible, net	50,533	53,021	55,509	60,733
Goodwill	514,013	514,013	514,013	513,355
Non-marketable equity securities	10,019	10,022	10,023	11,592
Bank-owned life insurance	123,035	122,843	123,763	122,388
Other assets	125,547	113,273	106,505	99,420
Total assets	$20,488,033	19,770,552	18,504,206	16,906,648
Liabilities
Non-interest bearing deposits	$6,307,794	6,040,440	5,454,539	5,043,704
Interest bearing deposits	10,453,098	10,063,884	9,342,990	8,337,828
Securities sold under agreements to repurchase	995,201	996,878	1,004,583	881,227
FHLB advances	—	—	—	37,963
Other borrowed funds	33,556	33,452	33,068	32,546
Subordinated debentures	132,540	132,499	139,959	139,917
Accrued interest payable	2,433	2,590	3,305	4,211
Deferred tax liability	6,463	3,116	23,860	25,213
Other liabilities	202,993	202,308	194,861	200,324
Total liabilities	18,134,078	17,475,167	16,197,165	14,702,933
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	955	955	954	954
Paid-in capital	1,496,488	1,495,438	1,495,053	1,492,817
Retained earnings - substantially restricted	766,070	719,072	667,944	580,035
Accumulated other comprehensive income	90,442	79,920	143,090	129,909
Total stockholders’ equity	2,353,955	2,295,385	2,307,041	2,203,715
Total liabilities and stockholders’ equity	$20,488,033	19,770,552	18,504,206	16,906,648

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Six Months ended
(Dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Interest Income
Debt securities	$28,730	27,306	25,833	56,036	46,847
Residential real estate loans	9,541	10,146	12,098	19,687	23,624
Commercial loans	110,829	113,541	106,343	224,370	205,027
Consumer and other loans	10,856	10,559	11,130	21,415	22,771
Total interest income	159,956	161,552	155,404	321,508	298,269
Interest Expense
Deposits	2,804	3,014	4,587	5,818	10,168
Securities sold under agreements to repurchase	651	689	908	1,340	1,897
Federal Home Loan Bank advances	—	—	268	—	614
Other borrowed funds	177	174	172	351	300
Subordinated debentures	855	863	1,250	1,718	2,702
Total interest expense	4,487	4,740	7,185	9,227	15,681
Net Interest Income	155,469	156,812	148,219	312,281	282,588
Provision for credit losses	(5,653)	48	16,929	(5,605)	36,114
Net interest income after provision for credit losses	161,122	156,764	131,290	317,886	246,474
Non-Interest Income
Service charges and other fees	13,795	12,792	11,366	26,587	25,386
Miscellaneous loan fees and charges	2,923	2,778	1,682	5,701	2,967
Gain on sale of loans	16,106	21,624	25,858	37,730	37,720
(Loss) gain on sale of debt securities	(61)	284	128	223	991
Other income	2,759	2,643	2,190	5,402	7,432
Total non-interest income	35,522	40,121	41,224	75,643	74,496
Non-Interest Expense
Compensation and employee benefits	64,109	62,468	57,981	126,577	117,641
Occupancy and equipment	9,208	9,515	9,357	18,723	18,576
Advertising and promotions	2,906	2,371	2,138	5,277	4,625
Data processing	5,661	5,206	5,042	10,867	10,324
Other real estate owned	48	12	75	60	187
Regulatory assessments and insurance	1,702	1,879	1,037	3,581	2,127
Core deposit intangibles amortization	2,488	2,488	2,613	4,976	5,146
Other expenses	13,960	12,646	16,521	26,606	31,625
Total non-interest expense	100,082	96,585	94,764	196,667	190,251
Income Before Income Taxes	96,562	100,300	77,750	196,862	130,719
Federal and state income tax expense	18,935	19,498	14,306	38,433	23,936
Net Income	$77,627	80,802	63,444	158,429	106,783

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	June 30, 2021			March 31, 2021
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$825,467	$9,541	4.62%	$893,052	$10,146	4.54%
Commercial loans [1]	9,520,603	112,226	4.73%	9,412,281	114,928	4.95%
Consumer and other loans	964,415	10,856	4.51%	949,736	10,559	4.51%
Total loans [2]	11,310,485	132,623	4.70%	11,255,069	135,633	4.89%
Tax-exempt debt securities [2]	1,548,323	14,740	3.81%	1,545,484	14,710	3.81%
Taxable debt securities [4]	5,810,800	17,251	1.19%	4,713,936	15,851	1.35%
Total earning assets	18,669,608	164,614	3.54%	17,514,489	166,194	3.85%
Goodwill and intangibles	565,749			568,222
Non-earning assets	804,897			843,305
Total assets	$20,040,254			$18,926,016
Liabilities
Non-interest bearing deposits	$6,100,872	$—	—%	$5,591,531	$—	—%
NOW and DDA accounts	4,073,819	600	0.06%	3,830,856	570	0.06%
Savings accounts	2,295,334	141	0.02%	2,092,517	138	0.03%
Money market deposit accounts	2,921,642	861	0.12%	2,719,267	865	0.13%
Certificate accounts	955,694	1,181	0.50%	971,584	1,422	0.59%
Total core deposits	16,347,361	2,783	0.07%	15,205,755	2,995	0.08%
Wholesale deposits [5]	34,301	21	0.24%	38,076	19	0.20%
Repurchase agreements	974,744	651	0.27%	1,001,394	689	0.28%
FHLB advances	—	—	—%	—	—	—%
Subordinated debentures and other borrowed funds	166,002	1,032	2.49%	165,830	1,037	2.54%
Total funding liabilities	17,522,408	4,487	0.10%	16,411,055	4,740	0.12%
Other liabilities	168,613			193,858
Total liabilities	17,691,021			16,604,913
Stockholders’ Equity
Common stock	955			955
Paid-in capital	1,495,886			1,495,138
Retained earnings	756,561			710,137
Accumulated other comprehensive income	95,831			114,873
Total stockholders’ equity	2,349,233			2,321,103
Total liabilities and stockholders’ equity	$20,040,254			$18,926,016
Net interest income (tax-equivalent)		$160,127			$161,454
Net interest spread (tax-equivalent)			3.44%			3.73%
Net interest margin (tax-equivalent)			3.44%			3.74%
______________________________
1 Includes tax effect of $1.4 million and $1.4 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2021 and March 31, 2021, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $3.0 million on tax-exempt debt securities income for the three months ended June 30, 2021 and March 31, 2021, respectively.
4 Includes tax effect of $255 thousand and $255 thousand on federal income tax credits for the three months ended June 30, 2021 and March 31, 2021, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	June 30, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$825,467	$9,541	4.62%	$1,048,095	$12,098	4.62%
Commercial loans [1]	9,520,603	112,226	4.73%	9,235,881	107,632	4.69%
Consumer and other loans	964,415	10,856	4.51%	957,798	11,130	4.67%
Total loans [2]	11,310,485	132,623	4.70%	11,241,774	130,860	4.68%
Tax-exempt debt securities [3]	1,548,323	14,740	3.81%	1,401,603	14,248	4.07%
Taxable debt securities [4]	5,810,800	17,251	1.19%	2,266,707	14,730	2.60%
Total earning assets	18,669,608	164,614	3.54%	14,910,084	159,838	4.31%
Goodwill and intangibles	565,749			575,296
Non-earning assets	804,897			797,403
Total assets	$20,040,254			$16,282,783
Liabilities
Non-interest bearing deposits	$6,100,872	$—	—%	$4,733,485	$—	—%
NOW and DDA accounts	4,073,819	600	0.06%	3,018,706	687	0.09%
Savings accounts	2,295,334	141	0.02%	1,687,448	175	0.04%
Money market deposit accounts	2,921,642	861	0.12%	2,300,787	1,240	0.22%
Certificate accounts	955,694	1,181	0.50%	1,013,188	2,408	0.96%
Total core deposits	16,347,361	2,783	0.07%	12,753,614	4,510	0.14%
Wholesale deposits [5]	34,301	21	0.24%	68,503	77	0.46%
Repurchase agreements	974,744	651	0.27%	740,748	908	0.49%
FHLB advances	—	—	—%	182,061	268	0.58%
Subordinated debentures and other borrowed funds	166,002	1,032	2.49%	172,996	1,422	3.31%
Total funding liabilities	17,522,408	4,487	0.10%	13,917,922	7,185	0.21%
Other liabilities	168,613			180,935
Total liabilities	17,691,021			14,098,857
Stockholders’ Equity
Common stock	955			954
Paid-in capital	1,495,886			1,492,230
Retained earnings	756,561			575,455
Accumulated other comprehensive income	95,831			115,287
Total stockholders’ equity	2,349,233			2,183,926
Total liabilities and stockholders’ equity	$20,040,254			$16,282,783
Net interest income (tax-equivalent)		$160,127			$152,653
Net interest spread (tax-equivalent)			3.44%			4.10%
Net interest margin (tax-equivalent)			3.44%			4.12%
______________________________
1 Includes tax effect of $1.4 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2021 and 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $2.9 million on tax-exempt debt securities income for the three months ended June 30, 2021 and 2020, respectively.
4 Includes tax effect of $255 thousand and $266 thousand on federal income tax credits for the three months ended June 30, 2021 and 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Six Months ended
	June 30, 2021			June 30, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$859,073	$19,687	4.58%	$1,014,371	$23,624	4.66%
Commercial loans [1]	9,466,763	227,154	4.84%	8,522,681	207,588	4.90%
Consumer and other loans	957,116	21,415	4.51%	942,361	22,771	4.86%
Total loans [2]	11,282,952	268,256	4.79%	10,479,413	253,983	4.87%
Tax-exempt debt securities [3]	1,546,912	29,450	3.81%	1,166,102	23,657	4.06%
Taxable debt securities [4]	5,265,398	33,102	1.26%	2,163,144	28,502	2.64%
Total earning assets	18,095,262	330,808	3.69%	13,808,659	306,142	4.46%
Goodwill and intangibles	566,979			557,363
Non-earning assets	823,973			743,871
Total assets	$19,486,214			$15,109,893
Liabilities
Non-interest bearing deposits	$5,847,608	$—	—%	$4,203,222	$—	—%
NOW and DDA accounts	3,953,009	1,170	0.06%	2,846,928	1,602	0.11%
Savings accounts	2,194,485	279	0.03%	1,603,129	414	0.05%
Money market deposit accounts	2,821,014	1,726	0.12%	2,166,293	2,864	0.27%
Certificate accounts	963,595	2,603	0.54%	989,548	5,003	1.02%
Total core deposits	15,779,711	5,778	0.07%	11,809,120	9,883	0.17%
Wholesale deposits [5]	36,178	40	0.22%	62,806	285	0.91%
Repurchase agreements	987,995	1,340	0.27%	641,785	1,897	0.59%
FHLB advances	—	—	—%	145,366	614	0.84%
Subordinated debentures and other borrowed funds	165,917	2,069	2.51%	171,481	3,002	3.52%
Total funding liabilities	16,969,801	9,227	0.11%	12,830,558	15,681	0.25%
Other liabilities	181,166			164,148
Total liabilities	17,150,967			12,994,706
Stockholders’ Equity
Common stock	955			944
Paid-in capital	1,495,514			1,454,617
Retained earnings	733,478			569,203
Accumulated other comprehensive income	105,300			90,423
Total stockholders’ equity	2,335,247			2,115,187
Total liabilities and stockholders’ equity	$19,486,214			$15,109,893
Net interest income (tax-equivalent)		$321,581			$290,461
Net interest spread (tax-equivalent)			3.58%			4.21%
Net interest margin (tax-equivalent)			3.58%			4.23%
______________________________
1 Includes tax effect of $2.8 million and $2.6 million on tax-exempt municipal loan and lease income for the six months ended June 30, 2021 and 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $6.0 million and $4.8 million on tax-exempt debt securities income for the six months ended June 30, 2021 and 2020, respectively.
4 Includes tax effect of $510 thousand and $532 thousand on federal income tax credits for the six months ended June 30, 2021 and 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Custom and owner occupied construction	$158,405	$153,226	$157,529	$177,172	3%	1%	(11)%
Pre-sold and spec construction	163,740	154,312	148,845	161,964	6%	10%	1%
Total residential construction	322,145	307,538	306,374	339,136	5%	5%	(5)%
Land development	111,736	103,960	102,930	94,667	7%	9%	18%
Consumer land or lots	138,292	133,409	123,747	120,015	4%	12%	15%
Unimproved land	63,469	62,002	59,500	63,459	2%	7%	—%
Developed lots for operative builders	27,143	27,310	30,449	26,647	(1)%	(11)%	2%
Commercial lots	64,664	61,289	60,499	60,563	6%	7%	7%
Other construction	554,548	604,326	555,375	477,922	(8)%	—%	16%
Total land, lot, and other construction	959,852	992,296	932,500	843,273	(3)%	3%	14%
Owner occupied	2,019,860	1,973,309	1,945,686	1,855,994	2%	4%	9%
Non-owner occupied	2,436,672	2,372,644	2,290,512	2,238,586	3%	6%	9%
Total commercial real estate	4,456,532	4,345,953	4,236,198	4,094,580	3%	5%	9%
Commercial and industrial	1,654,237	1,883,438	1,850,197	2,342,081	(12)%	(11)%	(29)%
Agriculture	746,678	728,579	721,490	714,227	2%	3%	5%
1st lien	1,105,579	1,130,339	1,228,867	1,227,514	(2)%	(10)%	(10)%
Junior lien	38,029	35,230	41,641	47,121	8%	(9)%	(19)%
Total 1-4 family	1,143,608	1,165,569	1,270,508	1,274,635	(2)%	(10)%	(10)%
Multifamily residential	398,499	380,172	391,895	343,870	5%	2%	16%
Home equity lines of credit	693,135	664,800	657,626	655,492	4%	5%	6%
Other consumer	201,336	191,152	190,186	181,402	5%	6%	11%
Total consumer	894,471	855,952	847,812	836,894	5%	6%	7%
States and political subdivisions	631,199	546,086	575,647	581,673	16%	10%	9%
Other	129,237	183,077	156,647	198,354	(29)%	(17)%	(35)%
Total loans receivable, including loans held for sale	11,336,458	11,388,660	11,289,268	11,568,723	—%	—%	(2)%
Less loans held for sale [1]	(98,410)	(118,731)	(166,572)	(115,345)	(17)%	(41)%	(15)%
Total loans receivable	$11,238,048	$11,269,929	$11,122,696	$11,453,378	—%	1%	(2)%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Jun 30, 2021	Jun 30, 2021	Jun 30, 2021
Custom and owner occupied construction	$243	246	247	440	243	—	—
Land development	279	330	342	659	31	—	248
Consumer land or lots	190	325	201	427	190	—	—
Unimproved land	178	243	294	663	178	—	—
Commercial lots	368	368	368	529	—	—	368
Total land, lot and other construction	1,015	1,266	1,205	2,278	399	—	616
Owner occupied	3,747	5,272	6,725	9,424	3,716	31	—
Non-owner occupied	1,892	4,615	4,796	5,482	1,892	—	—
Total commercial real estate	5,639	9,887	11,521	14,906	5,608	31	—
Commercial and Industrial	6,046	6,100	6,689	5,039	5,419	597	30
Agriculture	31,742	8,392	6,313	11,087	28,787	2,955	—
1st lien	4,186	4,303	5,353	7,634	3,754	432	—
Junior lien	272	290	301	746	247	25	—
Total 1-4 family	4,458	4,593	5,654	8,380	4,001	457	—
Multifamily residential	—	—	—	92	—	—	—
Home equity lines of credit	2,653	3,614	2,939	3,048	2,529	36	88
Other consumer	542	1,017	572	412	406	99	37
Total consumer	3,195	4,631	3,511	3,460	2,935	135	125
Other	703	1,470	293	289	658	45	—
Total	$53,041	36,585	35,433	45,971	48,050	4,220	771

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020
Custom and owner occupied construction	$—	$963	$788	$—	(100)%	(100)%	n/m
Pre-sold and spec construction	70	—	—	—	n/m	n/m	n/m
Total residential construction	70	963	788	—	(93)%	(91)%	n/m
Land development	—	—	202	—	n/m	(100)%	n/m
Consumer land or lots	—	215	71	248	(100)%	(100)%	(100)%
Unimproved land	307	334	357	411	(8)%	(14)%	(25)%
Developed lots for operative builders	—	—	306	—	n/m	(100)%	n/m
Commercial lots	—	—	—	153	n/m	n/m	(100)%
Other construction	—	1,520	—	—	(100)%	n/m	n/m
Total land, lot and other construction	307	2,069	936	812	(85)%	(67)%	(62)%
Owner occupied	2,243	1,784	3,432	1,512	26%	(35)%	48%
Non-owner occupied	574	2,407	149	966	(76)%	285%	(41)%
Total commercial real estate	2,817	4,191	3,581	2,478	(33)%	(21)%	14%
Commercial and industrial	2,947	2,063	1,814	4,127	43%	62%	(29)%
Agriculture	837	25,458	1,553	12,084	(97)%	(46)%	(93)%
1st lien	736	5,984	6,677	656	(88)%	(89)%	12%
Junior lien	106	18	55	160	489%	93%	(34)%
Total 1-4 family	842	6,002	6,732	816	(86)%	(87)%	3%
Home equity lines of credit	1,942	1,223	2,840	3,330	59%	(32)%	(42)%
Other consumer	919	519	1,054	739	77%	(13)%	24%
Total consumer	2,861	1,742	3,894	4,069	64%	(27)%	(30)%
States and political subdivisions	—	375	2,358	124	(100)%	(100)%	(100)%
Other	1,395	1,753	1,065	715	(20)%	31%	95%
Total	$12,076	$44,616	$22,721	$25,225	(73)%	(47)%	(52)%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Jun 30, 2020	Jun 30, 2021	Jun 30, 2021
Custom and owner occupied construction	$—	—	(9)	—	—	—
Pre-sold and spec construction	(8)	(7)	(24)	(12)	—	8
Total residential construction	(8)	(7)	(33)	(12)	—	8
Land development	(77)	(75)	(106)	(50)	—	77
Consumer land or lots	(164)	(141)	(221)	(17)	3	167
Unimproved land	(21)	(21)	(489)	(287)	—	21
Commercial lots	—	—	(55)	(3)	—	—
Total land, lot and other construction	(262)	(237)	(871)	(357)	3	265
Owner occupied	(70)	(54)	(168)	(49)	41	111
Non-owner occupied	(503)	(505)	3,030	115	—	503
Total commercial real estate	(573)	(559)	2,862	66	41	614
Commercial and industrial	(218)	80	1,533	576	262	480
Agriculture	(6)	(1)	337	33	4	10
1st lien	(237)	5	69	—	42	279
Junior lien	(475)	(47)	(211)	(129)	—	475
Total 1-4 family	(712)	(42)	(142)	(129)	42	754
Multifamily residential	(40)	—	(244)	(43)	—	40
Home equity lines of credit	(23)	25	101	24	41	64
Other consumer	74	46	307	161	241	167
Total consumer	51	71	408	185	282	231
Other	3,329	2,981	3,803	1,727	5,312	1,983
Total	$1,561	2,286	7,653	2,046	5,946	4,385

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